1. Name and Address of Reporting Person THOE, GARY A. 40 Monument Circle
   Suite 700
   Indianapolis, IN 46204
   USA
2. Issuer Name and Ticker or Trading Symbol
   Emmis Communications Corporation (EMMS)
3. IRS or Social Security Number of Reporting Person (Voluntary) 4. Statement for Month/Day/Year
   03/06/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below) Publishing Division President
7. Individual or Joint/Group Filing (Check Applicable Line) (X) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Class A Common Stock                                                                       3631           D
Class A Common Stock                                                                       29.29          I           401(k) Plan
Class A Common Stock                                                                       124.1          I           By Profit
                                                                                                                      Sharing Plan

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Phantom     $0                                                                   Class A                     7031    D
Stock                                                                            Common
                                                                                 Stock
Employee    $16.41   03/04/2         A         15000       03/04/2004 03/03/2013 Class A 15000    $0.0000    15000   D
Stock Opt.           003                                   <F1>                  Common
Right to                                                                         Stock
Buy
Employee    $29                                                       02/28/2011 Class A                     10000   D
Stock Opt.                                                                       Common
Right to                                                                         Stock
Buy
Employee    $29.12                                                    03/05/2012 Class A                     10000   D
Stock Opt.                                                                       Common
Right to                                                                         Stock
Buy
Employee    $35.375                                                   02/28/2010 Class A                     10000   D
Stock Opt.                                                                       Common
Right to                                                                         Stock
Buy

Explanation of Responses:

<F1>
One third of the options vest on this date, a third vest one year thereafter and the final third vest on the third anniversary of the grant date.

SIGNATURE OF REPORTING PERSON
/s/ J. Scott Enright
---------------------------------------
By:  J. Scott Enright, Attorney-In-Fact

DATE
03/06/2003